Exhibit 10.1
AMENDMENT NO. 4 TO CREDIT AGREEMENT
     AMENDMENT NO. 4 TO CREDIT AGREEMENT, dated as of May 28, 2010 (the “Amendment”) to the CREDIT AGREEMENT dated as of March 11, 2009, by and between GLOBECOMM SYSTEMS INC., a Delaware corporation (the “Company”) and CITIBANK N.A., a national banking association (the “Bank”) (as same has been and may be further amended, restated, supplemented or otherwise modified, from time to time, the “Credit Agreement”).
RECITALS
     The Company has requested and the Bank has agreed, subject to the terms and conditions of this Amendment, to amend certain provisions of the Credit Agreement as herein set forth.
     Accordingly, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:
     1. Amendments.
          (a) The following definitions in Section 1.01 of the Credit Agreement are hereby amended and restated in their entirety to provide as follows:
“Alternate Base Rate” shall mean the highest of (i) the Prime Rate; (ii) the Federal Funds Effective Rate from time to time plus 0.5%; and (iii) two hundred (200) basis points in excess of the floating rate of interest determined, on a daily basis, by the Bank in accordance with its customary procedures and utilizing such electronic or other quotation sources as it considers appropriate to be the prevailing rate per annum in effect each banking day at which deposits in Dollars for a one month period, determined by the Bank in its sole discretion, are offered to the Bank by first class banks in the London interbank market shortly after 11:00 a.m. (London time) two banking days prior to the date such rate of interest shall be effective and applied to existing and future advances under Alternate Base Rate Loans. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
“Consolidated Capital Base” shall mean, on a Consolidated basis for the Financial Parties, the sum of (i) shareholders equity, as reflected on the Consolidated balance sheet of the Company and the other Financial Parties plus (ii) Subordinated Debt minus the sum of (x) intangible assets, (y) items recorded as “due from” shareholders, employees, or Affiliates of the Company, and (z) investments in Affiliates other than the Guarantors, all as determined in accordance with Generally Accepted Accounting Principles, applied on a consistent basis.
“Consolidated Current Portion of Long Term Debt” shall mean for the Financial Parties on a Consolidated basis, current portion of long term debt as reflected on the Consolidated balance sheet of the Company and the other Financial Parties as determined in accordance with Generally Accepted Accounting Principles, applied on a consistent basis.
“Consolidated EBITDA” shall mean, on any date of determination, Consolidated Net Income (whether income or loss) for such period, plus the sum, without duplication, of (a) Consolidated Interest Expense, (b) depreciation and amortization expenses or charges, and (c) all income taxes to any government or governmental instrumentality expensed on any Financial Party’s books (whether paid or accrued), minus all extraordinary or unusual gains, in each case, determined on a Consolidated basis for the Financial Parties in accordance with Generally Accepted Accounting Principles applied on a consistent basis. All of the foregoing categories shall be calculated (without duplication) over the four fiscal quarters ending on or most recently ended prior to the date of determination thereof.
“Consolidated Interest Expense” shall mean the Consolidated interest expense of the Financial Parties, determined in accordance with Generally Accepted Accounting Principles, applied on a consistent basis.
“Consolidated Liquidity Ratio” shall mean the ratio of (a) the sum of (i) Consolidated Unrestricted Cash plus (ii) Consolidated Net Accounts Receivables to (b) the sum of, without duplication, (i) Consolidated Current Portion of Long Term Debt plus (ii) the Aggregate Letters of Credit Outstanding, other than cash secured letters of credit, plus (iii) Consolidated current liabilities, all as determined for the Financial Parties, on a Consolidated basis, in accordance with Generally Accepted Accounting Principles, applied on a consistent basis.
“Consolidated Net Accounts Receivable” shall mean, any and all rights to payment for goods sold or leased or for services rendered, including accounts, contract rights, general intangibles and any such right evidenced by chattel paper, instruments or documents, minus any reserves held by any Financial Party in connection with such accounts receivable (including reserves for bad debts), all determined with respect to the Financial Parties, on a Consolidated basis, in accordance with Generally Accepted Accounting Principles, applied on a consistent basis.
“Consolidated Net Income” shall mean, for any period, the net income (or net loss) of the Financial Parties, on a Consolidated basis, for such period determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis.
“Consolidated Subordinated Indebtedness” shall mean the Consolidated Subordinated Indebtedness of the Financial Parties, determined in accordance with Generally Accepted Accounting Principles, applied on a consistent basis.
“Consolidated Total Liabilities” shall mean all of the liabilities of the Financial Parties, on a Consolidated basis, including all items which, in accordance with Generally Accepted Accounting Principles would be included on the liability side of the balance sheet determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis.
“Consolidated Unrestricted Cash” shall mean all cash and cash equivalents of the Financial Parties, on a Consolidated basis, held at the Bank or any Affiliate of the Bank which is not subject to any restriction on usage or subject to any Lien other than a Lien in favor of the Bank or such Affiliate.

“Consolidated Unsubordinated Liabilities” shall mean for the Financial Parties, Consolidated Total Liabilities less Consolidated Subordinated Indebtedness, all as determined in accordance with Generally Accepted Accounting Principles.
“Permitted Acquisition” shall mean any acquisition (whether by merger or otherwise) by the Company or any Subsidiary of the Company of more than 50% of the outstanding capital stock, membership interests, partnership interests or other similar ownership interests of a Person which is engaged in a line of business similar to the business (or reasonable extensions thereof) of the Company or such Subsidiary or the purchase of all or substantially all of the assets owned by such Person or the purchase of a division, business unit or product line of a Person; provided (a) the Bank shall have received, simultaneously with the closing of such Permitted Acquisition, those documents required to be delivered pursuant to Section 6.10 hereof, if any; (b) the Bank shall have received evidence reasonably satisfactory to it that the shares or other interests in the Person, or the assets of the Person, which is the subject of the Permitted Acquisition are, or will be promptly following the closing of such Permitted Acquisition, free and clear of all Liens, except Permitted Liens, including, without limitation, with respect to the acquisition of shares or other equity interests, free of any restrictions on transfer other than restrictions applicable to the sale of securities under federal and state securities laws and regulations generally; (c) the Bank shall have received not less than five (5) Business Days preceding the closing of such Permitted Acquisition, the documentation governing the proposed acquisition, including, without limitation, the purchase agreement with respect thereto, together with such other additional documentation or information with respect to the proposed acquisition as the Bank may reasonably require; (d) no Default or Event of Default shall have occurred and be continuing immediately prior to or would occur after giving effect to the Acquisition on a pro forma basis and the Bank shall have received projections and pro forma financial statements, each in form and content reasonably satisfactory to the Bank, showing that no Default or Event of Default shall have occurred after giving effect to such acquisition; (e) the acquisition has either (i) been approved by the Board of Directors or other governing body of the Person which is the subject of the acquisition or (ii) been recommended for approval by the Board of Directors or other governing body of such Person to the shareholders or other members of such Person and subsequently approved by the shareholders or such members if shareholder or such member approval is required under applicable law or the by-laws, certificate of incorporation or other governing instruments of such Person; (f) prior to the closing of any such acquisition, the Company shall have delivered evidence reasonably satisfactory to the Bank that (i) on a pro forma basis, the Company will be in compliance with the financial condition covenants of Section 7.13 hereof upon completion of such Acquisition; and (ii) that the Person that is the subject of such Permitted Acquisition does not have a negative EBITDA, as calculated on a rolling four-quarter basis, or, if such Person has a negative EBITDA except as permitted by Section 7.06 below; and (g) not more than three (3) Permitted Acquisitions may be consummated between the 2010 Amendment Effective Date and the Term Loan Commitment Expiration Date, of which only two (2) Permitted Acquisitions may be Foreign Permitted Acquisitions, subject to Section 7.06 below.

“Revolving Credit Commitment” shall mean the obligation of the Bank to make Revolving Credit Loans to the Company in an aggregate amount not to exceed $10,000,000.
“Revolving Credit Commitment Termination Date” shall mean the earlier of (a) the Term Loan Commitment Expiration Date and (b) May 26, 2011.
“Subordinated Debt” or “Subordinated Indebtedness” shall mean all debt which is subordinated in right of payment to the prior indefeasible payment in full of the Obligations of the Company and/or any Guarantor to the Bank, on terms reasonably satisfactory to and approved in writing by the Bank.
“Term Loan Commitment” shall mean the Bank’s obligation to make Term Loans on or prior to the Term Loan Commitment Expiration Date in an amount not to exceed $40,000,000, of which $12,083,333.34 is outstanding and unpaid as of the 2010 Amendment Effective Date.
“Term Loan Commitment Expiration Date” shall mean the earlier of (a) the Revolving Credit Commitment Termination Date and (b) May 26, 2011.
“Total Credit Commitment” shall mean $65,000,000.
          (b) The following definitions are hereby added to Section 1.01 of the Credit Agreement in their appropriate alphabetical order:
“2010 Amendment Effective Date” shall mean May 28, 2010.
“EBITDA” shall mean, on any date of determination, net income (or net loss) of such Person for such period, plus the sum, without duplication, of (a) interest expense of such Person, (b) depreciation and amortization expenses or charges of such Person, and (c) all income taxes to any government or governmental instrumentality expensed on such Person’s books (whether paid or accrued), minus (d) all extraordinary and unusual gains of such Person, in each case, determined with respect to such Person in accordance with Generally Accepted Accounting Principles applied on a consistent basis. All of the foregoing categories shall be calculated (without duplication) over the four fiscal quarters ending on or most recently ended prior to the date of determination thereof.
“Financial Parties” shall mean the Company and the Guarantors, on a Consolidated basis. “Financial Party” means each of the Company and the Guarantors, on an individual basis.
“Foreign Permitted Acquisitions” shall mean a Permitted Acquisition that involves the acquisition of ownership interests of a Non-Domestic Person or the purchase of all or substantially all of the assets owned by a Non-Domestic Person.
“Non-Conforming Subsidiaries” shall mean, collectively, all Non-Domestic Subsidiaries of the Company or any Guarantor which have negative EBITDA at the time of such Subsidiaries’ acquisition pursuant to a Foreign Permitted Acquisition. “Non-Conforming Subsidiary” shall mean each such Non-Domestic Subsidiary, individually.

“Non-Guarantor Subsidiary” shall have the meaning set forth in Section 6.10 hereof.
“SEC” shall mean the Securities and Exchange Commission.
“Standby LC Disbursement” shall mean a payment made by the Bank pursuant to a Standby Letter of Credit.
“Standby LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Standby Letters of Credit at such time, plus (b) the aggregate amount of all Standby LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time
          (c) References to the text “the Company and its Subsidiaries” in Section 1.02 of the Credit Agreement are hereby amended and replaced with the text “the Financial Parties”.
          (d) The first sentence of Section 2.02 of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:
The Revolving Credit Loans made by the Bank shall be evidenced by a promissory note of the Company, substantially in the form attached hereto as Exhibit A (as amended, restated, supplemented or modified, from time to time, the “Revolving Credit Note”), appropriately completed, duly executed and delivered on behalf of the Company and payable to the order of the Bank in a principal amount equal to the Revolving Credit Commitment).
          (e) Section 2.03(a) of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:
“Subject to the terms and conditions set forth in this Agreement including Section 7.06 hereof, the Bank agrees to make loans (individually, a “Term Loan” and, collectively, the “Term Loans”) to the Company at any time and from time to time during the Term Loan Commitment Period, in an aggregate principal amount outstanding not to exceed the Term Loan Commitment, provided, however, that no Term Loan shall be made if, after giving effect to such Term Loan, the Aggregate Outstandings would exceed the Total Credit Commitment in effect at such time. Each borrowing of a Term Loan shall be in a minimum principal amount of $5,000,000. During the Term Loan Commitment Period, the Company may from time to time borrow, repay and reborrow hereunder on or after the date hereof and prior to the Term Loan Commitment Expiration Date, subject to the terms, provisions and limitations set forth herein, provided that availability under the Term Loan Commitment at any date of determination shall be reduced by an amount equal to the aggregate outstanding principal amount of the Term Loans. The Term Loans may be (i) Libor Rate Loans, (ii) Alternate Base Rate Loans or (iii) a combination thereof.
          (f) The first sentence of Section 2.04 of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:
“Each Term Loan to the Company shall be evidenced by a promissory note of the Company substantially in the form attached hereto as Exhibit B, (each as may be amended, restated, supplemented or modified, from time to time, individually a “Term Loan Note” and, collectively, the “Term Loan Notes”), each appropriately completed, duly executed and delivered on behalf of the Company and payable to the order of the Bank in a principal amount equal to the amount of such Term Loan advanced on the applicable Borrowing Date.”
          (g) Section 3.04(b) of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:
“The Company shall pay to the Bank a commission with respect to each Standby Letter of Credit issued by the Bank equal to (i) the then applicable SBLC Rate multiplied by (ii) the average daily amount of the Standby LC Exposure during the period from and including the 2010 Amendment Effective Date through the Revolving Credit Commitment Termination Date. Such commissions with respect to Standby Letters of Credit shall be payable in arrears on the last Business Day of March, June, September and December of each year, commencing June 30, 2010. In addition, the Company shall pay to the Bank, with respect to each Commercial Letter of Credit 0.25% of the stated amount of such Commercial Letter of Credit upon its issuance and 0.25% of the amount drawn under such Letter of Credit or, in the event of termination or expiration, available to be drawn under such Commercial Letter of Credit. The Company shall further pay to the Bank, on demand, all customary fees charged by the Bank with respect to the issuance, processing and administration of Letters of Credit (including, without limitation, amendments, renewals or extensions of letters of credit), all subject to such standard minimums now or hereinafter in effect. All such fees shall be payable on the date on which the Revolving Credit Commitment terminates and any such fees accruing after the date on which the Revolving Credit Commitment terminates shall be payable on demand. All commissions with respect to Standby Letters of Credit shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed.”
          (h) Section 6.03(a) of the Credit Agreement is hereby amended to add the text “(or such earlier date as may be required by the SEC, from time to time)” immediately after the text “(75) days” on the second line thereof.
          (i) Section 6.03(b) of the Credit Agreement is hereby amended to add the text “(or such earlier date as may be required by the SEC, from time to time)” immediately after the text “(60) days” on the second line thereof.
          (j) Section 6.10 of the Credit Agreement is hereby amended by (i) deleting the proviso at the end of the last sentence thereof and (ii) adding the following sentence at the end thereof:
“Notwithstanding anything to the contrary herein, if the Company shall provide evidence satisfactory to the Bank and its counsel that the pledge by the Company or any Guarantor of its ownership interest in any First-Tier Subsidiary of such Person which is or is to become a Non-Domestic Subsidiary would result in materially adverse tax consequences to the Company and the Guarantors (each, such Non-Domestic Subsidiary, a “Non-Guarantor Subsidiary”), the Company and such Guarantor shall not be required to execute and deliver a Pledge Agreement to Bank, nor comply with the terms of this Section 6.10, respecting such Non-Guarantor Subsidiary.”
          (k) Section 7.06 of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:

“Make or commit to make any advance, loan, extension of credit, or capital contribution to or purchase or hold beneficially any stock or other securities, or evidence of Indebtedness of, purchase or acquire all or a substantial part of the assets of, make or permit to exist any interest whatsoever in, any other Person, provided (i) the Company or any Guarantor may invest in Permitted Investments, (ii) the Company may make investments, loans and advances to the Guarantors, (iii) a Guarantor may make investments, loans and advances to the Company or another Guarantor, (iv) the Company or any Guarantor may make investments, loan and advances to any Non-Domestic Subsidiary of the Company, other than a Non-Conforming Subsidiary, provided that the aggregate amount of such investment, loans and advances do not exceed $3,000,000 during the term of this Agreement, which amount shall include a sublimit of $1,000,000, in the aggregate, which may be used by the Company or any Guarantor to may make investments, loans and advances to Non-Conforming Subsidiaries and to consummate Foreign Permitted Acquisitions involving Non-Conforming Subsidiaries and (v) subject to clause (iv) above, the Company or any Guarantor may consummate Permitted Acquisitions in accordance with the terms of this Agreement, provided that the aggregate amount financed hereunder shall not exceed $40,000,000, in the aggregate, outstanding at any time, and that the purchase price (excluding consideration consisting of the Company’s common stock) for all Foreign Permitted Acquisitions financed hereunder shall not exceed $25,000,000, in aggregate, outstanding at any time. For purposes of determining compliance with clause (iv) above, (a) amounts owing from the Company to any Non-Guarantor Subsidiary and from any Non-Guarantor Subsidiary to the Company or any other Subsidiary of the Company in respect of accounts receivable and accounts payable shall not be deemed a loan or other investment provided, that, such amounts owing in respect of such receivables and payables were incurred in the normal course of business of the Company, such Non-Guarantor Subsidiary and such other Subsidiary of the Company, as applicable, with terms not less favorable than the Company, such Non-Guarantor Subsidiary or other Subsidiary would obtain in a comparable arms-length transaction with a Person not an Affiliate, and (b) investments in any Non-Guarantor Subsidiary arising solely from the earning of such Non-Guarantor Subsidiary shall not be counted as investments for purposes of such subsection (iv).”
          (l) Section 7.13(c) of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:
“Commencing with the fiscal quarter ended March 31, 2010, permit the Consolidated Capital Base of the Financial Parties to be less than an amount equal to (i) $75,000,000 plus (ii) 75% of the Consolidated Net Income of the Financial Parties plus (iii) 75% of the net proceeds received from any Subordinated Debt or any Equity Issuance of any Financial Party, each of (ii) and (iii) calculated with respect to the period commencing January 1, 2010 and ending on the date of calculation.”
          (m) Exhibit A to the Credit Agreement is hereby amended and replaced with Exhibit A attached hereto.
     2. Conditions of Effectiveness. This Amendment shall become effective as of the date hereof, upon receipt by the Bank of the following, each in form and substance satisfactory to the Bank: (i) this Amendment, duly executed by the Company and each Guarantor, (ii) the amended and restated

Revolving Credit Note, substantially in the form attached hereto as Exhibit A, duly executed by the Company, (iii) the fee letter between the Bank and the Company and the payment of the fee specified therein and (iv) such other documents and agreements required by the Bank.
     3. Representations and Warranties; Effect on Credit Agreement.
          (a) The Company hereby represents and warrants as follows:
     (i) This Amendment and the Credit Agreement, as amended hereby, constitute legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their respective terms.
     (ii) Upon the effectiveness of this Amendment, the Company hereby reaffirms all covenants, representations and warranties made in the Credit Agreement and the Company agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the date hereof.
     (iii) No Default or Event of Default has occurred and is continuing or would exist after giving effect to this Amendment.
     (iv) The Company has no defense, counterclaim or offset with respect to the Credit Agreement and the Obligations.
     (v) The certificate of incorporation and bylaws of the Company, each previously delivered to the Bank on the Closing Date, have not been amended, modified, revoked or rescinded as of the date hereof;
     (vi) The Company is duly formed, validly existing and in good standing in the jurisdiction of its formation and has filed all statements and/or documents required by any governmental authority.
     (vii) The execution, delivery and performance by the Company and the Guarantors of this Amendment has been duly authorized by all requisite corporate and limited liability company action, as applicable.
          (b) Effect on Credit Agreement and Loan Documents.
     (i) Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Credit Agreement as amended hereby.
     (ii) Except as specifically amended herein, the Credit Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.
     (iii) The amendments herein contained are limited specifically to the matters set forth above and do not constitute directly or by implication a waiver or an amendment of any other provision of the Credit Agreement or any Default or Event of Default which may occur or may have occurred.
     (iv) The other Loan Documents and all agreements, instruments and documents executed and delivered in connection with the Credit Agreement and any other Loan Documents shall each be deemed to be amended and supplemented hereby to the extent necessary, if any, to give effect to the provisions of this Amendment.
     4. Miscellaneous.
          (a) This Amendment shall be governed by and construed in accordance with the laws of the State of New York.
          (b) All terms used herein shall have the same meaning as in the Credit Agreement, as amended hereby, unless specifically defined herein.
          (c) Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
          (d) This Amendment may be executed in one or more counterparts, each of which shall constitute an original, and all of which, taken together, shall be deemed to constitute one and the same agreement.
          (e) This Amendment shall be deemed a Loan Document
     5. Reaffirmation.
          The Company hereby: (a) acknowledges and confirms that, notwithstanding the consummation of the transactions contemplated by this Amendment, (i) all terms and provisions contained in the Security Documents are, and shall remain, in full force and effect in accordance with their respective terms and (ii) the liens heretofore granted, pledged and/or assigned to the Bank as security for the Company’s Obligations shall not be impaired, limited or affected in any manner whatsoever by reason of this Amendment; (b) reaffirms and ratifies all the representations and covenants contained in each Security Document; and (c) represents, warrants and confirms the non-existence of any offsets, defenses, or counterclaims to its obligations under any Security Document.
     [next page is signature page]

     IN WITNESS WHEREOF, the Company and the Bank have caused this Amendment to be duly executed by their duly authorized officers, all as of the day and year first above written.

GLOBECOMM SYSTEMS INC.
By:	/s/ Andrew C. Melfi
	Name:	Andrew C. Melfi
	Title:	Chief Financial Officer

CITIBANK, N.A.
By:	/s/ Stuart N. Berman
	Name:	Stuart N. Berman
	Title:	Vice President

Each of the undersigned, not as a party to the Credit Agreement but as a Guarantor under the Guaranty of All Liability and as a Debtor under the Amended and Restated General Security Agreement, each dated the Closing Date, hereby (a) accepts and agrees to the terms of the foregoing, (b) acknowledges and confirms that all terms and provisions contained in the Loan Documents to which it is a party are, and shall remain, in full force and effect in accordance with their respective terms, (c) confirms and agrees that the liens, if any, heretofore granted, pledged and/or assigned to the Bank as security for the Obligations (as defined n the Security Agreement) shall not be impaired, limited or affected in any manner whatsoever by reason of this Amendment, (d) reaffirms and ratifies all the representations and covenants contained in each Loan Document to which it is a party; and (e) represents, warrants and confirms the non-existence of any offsets, defenses, or counterclaims to its obligations under any of the Loan Documents to which it is a party

GLOBECOMM NETWORK SERVICES CORPORATION
By:	/s/ Andrew C. Melfi
Andrew C. Melfi, Chief Financial Officer

GSI PROPERTIES CORP.
	By:	/s/ Andrew C. Melfi
Andrew C. Melfi, Chief Financial Officer

GLOBECOMM SERVICES MARYLAND LLC TURBO LOGIC ASSOCIATES, LLC CACHENDO, LLC TELAURUS COMMUNICATIONS LLC GLOBECOMM INTERNATIONAL LLC
By:	Each by Globecomm Systems Inc., its sole
member

	By:	/s/ Andrew C. Melfi
Andrew C. Melfi, Chief Financial Officer

EXHIBIT A
FORM OF
AMENDED AND RESTATED REVOLVING CREDIT NOTE

$10,000,000	Suffolk County, New York May 28, 2010
     FOR VALUE RECEIVED, GLOBECOMM SYSTEMS INC., a Delaware corporation (the “Company”) promises to pay to the order of CITIBANK, N.A. (the “Bank”), on or before the Revolving Credit Commitment Termination Date, the principal amount of TEN MILLION and 00/100 DOLLARS ($10,000,000.00) or, if less, the unpaid principal amount of all Revolving Credit Loans made by the Bank to the Company under the Credit Agreement referred to below.
     The Company promises to pay interest on the unpaid principal amount outstanding, from time to time, from the date hereof until paid in full at the rates and at the times which shall be determined, and to make principal repayments on this Note at the times which shall be determined, in accordance with the provisions of the Credit Agreement referred to below.
     This Note is the “Revolving Credit Note” issued pursuant to and entitled to the benefits of the Credit Agreement dated as of March 11, 2009 by and between the Company and the Bank (as the same may be amended, modified or supplemented from time to time, the “Credit Agreement”), to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby was made and is to be repaid. Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
     Each of the Bank and any subsequent holder shall record the date, Type and amount of each Revolving Credit Loan and the date and amount of each payment or prepayment of principal of each Revolving Credit Loan on the grid schedule annexed to this Note; provided, however, that the failure of the Bank or any holder to set forth such Revolving Credit Loans, payments and other information on the attached grid schedule shall not in any manner affect the obligation of the Company to repay the Revolving Credit Loans made by the Bank in accordance with the terms of this Note or credit the Company for payments made.
     This Note is subject to mandatory and optional prepayment as provided in Section 3.03 of the Credit Agreement.
     Upon the occurrence and continuance of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued but unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
     All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in immediately available funds at the office of the Bank, located at 730 Veterans Memorial Highway, Hauppauge, New York 11788 or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.
     No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, according to the terms described herein and in the Credit Agreement, and in the currency herein prescribed.

     The Company waives presentment, protest, demand, and notice of any kind in connection with this Note.
     This Note is an amendment and restatement of, and is being issued in replacement of, and substitution for, the Revolving Credit Note dated March 11, 2009 in the original principal amount of $7,500,000 issued by the Company in favor of the Bank (the “Original Note”). The execution and delivery of this Note shall not be construed to have constituted a repayment of any principal of, or interest on, the Original Note.
     THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
     IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place first above written.

GLOBECOMM SYSTEMS INC.
By	/s/ Andrew C. Melfi
	Name:	Andrew C. Melfi
	Title:	Chief Financial Officer

SCHEDULE OF LOANS

Amount of
Date	Type		Principal		Principal
of	of	Interest	Amount of	Maturity	Paid or
Loan	Loan	Rate	Loan	of Loan	Unpaid